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                                                                   EXHIBIT 11.0

                KIRBY CORPORATION AND CONSOLIDATED SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                       Three months ended June 30,  Six months ended June 30,
                                                       ---------------------------  -------------------------
                                                           1997          1996          1997          1996
                                                         ---------     ---------     ---------     ---------
                                                         ($ and shares in thousands, except per share amount)
Net earnings                                             $   8,105         8,226        12,844        13,466
                                                         =========     =========     =========     =========

Shares:
  Weighted average number of common shares
     outstanding                                            24,298        26,280        24,451        26,270

  Common equivalent shares for dilutive effect
     of assumed exercise of stock options                      309           324           297           323
                                                         ---------     ---------     ---------     ---------

                                                            24,607        26,604        24,748        26,593
                                                         =========     =========     =========     =========


Net earnings per share of common stock                   $     .33           .31           .52           .51
                                                         =========     =========     =========     =========